UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 24, 2021

ARKO Corp.

(Exact Name of registrant as specified in its charter)

Delaware	001-39828	85-2784337
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8565 Magellan Parkway

Suite 400

Richmond, Virginia 23227-1150

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 730-1568

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARKO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 24, 2021 (the “Closing Date”), GPM Investments, LLC, a Delaware limited liability company (“GPM”), a wholly owned subsidiary of ARKO Corp., a Delaware corporation (the “Company”), entered into (i) a Second Amended, Restated and Consolidated Credit Agreement, by and among GPM, certain of its subsidiaries as co-borrowers and M&T Bank (the “M&T Credit Agreement Amendment”) and (ii) a Second Amended and Restated Master Covenant Agreement, by and between GPM and M&T Bank (the “M&T Master Covenant Agreement Amendment” and together with the M&T Credit Agreement Amendment, the “M&T Amendments”).

The M&T Credit Agreement Amendment amended and restated in its entirety that certain Amended and Restated Consolidated Credit Agreement, dated December 21, 2016, as amended, by and among GPM, M&T Bank and the other parties thereto and (i) added a three-year $20.0 million line of credit for purchases of equipment, which line may be borrowed in tranches, as described below, and (ii) increased the aggregate principal amount of real estate loans thereunder to $35.0 million (the “New Term Loan”) from approximately $23.2 million outstanding as of the Closing Date. On the Closing Date, GPM refinanced the entirety of the existing $23.2 million of real estate loans, of which $20.0 million was due to mature in December 2021, using the proceeds from the New Term Loan, which GPM drew in its entirety, resulting in approximately $10.7 million in net proceeds to GPM after paying costs and expenses. On the Closing Date, approximately $2.5 million of outstanding equipment loans from M&T Bank were converted to become a part of the $20.0 million line of credit, of which approximately $17.5 million remained available as of the Closing Date.

Additionally, the real estate loans, which were originally at fixed interest rates ranging from 3.06% to 5.06% were converted to floating rate loans at LIBOR plus 3.00%, and the fixed interest rate on the currently outstanding equipment loan increased from 3.55% to 3.58%. The real estate loan matures in June 2026 and is payable in monthly installments based on a fifteen-year amortization schedule, with the balance of the loan payable at maturity. The M&T Credit Agreement Amendment provides that each additional equipment loan tranche will have a three-year term, payable in level monthly payments of principal plus interest, and will accrue a fixed rate of interest equal to M&T Bank’s three-year cost of funds as of the applicable date of such tranche, plus 3.00%. The real estate loans and equipment loans are both secured by the real property and equipment acquired with the proceeds of such loans. The M&T Credit Agreement Amendment contains customary affirmative and negative covenants, including that the borrowers do not encumber the collateral subject to the applicable loans under the M&T Credit Agreement Amendment.

The M&T Master Covenant Agreement Amendment amended and restated the covenants contained in the Amended and Restated M&T Master Covenant Agreement dated November 5, 2020, as amended, in each case in respect of the loans under the M&T Credit Agreement Amendment.

The foregoing description of the M&T Amendments is only a summary and is qualified in its entirety by reference to the full text of the M&T Credit Agreement Amendment and the M&T Master Covenant Agreement Amendment, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amended, Restated and Consolidated Credit Agreement, dated June 24, 2021, by and among GPM Investments, LLC, and the other borrowers party thereto and M&T Bank.

10.2	Second Amended and Restated Master Covenant Agreement, dated June 24, 2021, by and between GPM Investments, LLC and M&T Bank.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO CORP.

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chairman, President and Chief Executive Officer

Date: June 24, 2021